July 29, 2024
Regions Financial Corporation,
1900 Fifth Avenue North,
Birmingham, Alabama 35203.
Ladies and Gentlemen:
As tax counsel to Regions Financial Corporation in connection with the issuance of 20,000,000 depositary shares each representing a 1/40th ownership interest in a share of
Regions Financial Corporation’s Non-Cumulative Perpetual Preferred Stock, Series F, par value
$1 per share and liquidation preference $1,000 per share, as described in the prospectus supplement, dated July 22, 2024 (the “Prospectus Supplement”), to the prospectus dated
February 24, 2022, we hereby confirm to you that, subject to the qualifications, limitations and assumptions set forth in the Prospectus Supplement, we are of the opinion that the statements set forth in the Prospectus Supplement under the caption “United States Federal Income Tax
Consequences,” insofar as they purport to constitute a summary of matters of U.S. federal income tax law, constitute an accurate summary of the matters set forth therein in all material respects.
Our opinion set forth above is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, administrative pronouncements and judicial precedents, all as of the date hereof.  The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect.
We express no opinion with respect to the transactions referred to herein or in the
Prospectus Supplement other than as expressly set forth herein, nor do we express any opinion herein concerning any law other than the federal tax law of the United States.  Moreover, we note that our opinion is not binding on the Internal Revenue Service or courts, either of which could take a contrary position.
We hereby consent to the filing of this opinion as an exhibit to the Registration
Statement under which the Notes have been offered and sold. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the
Act.
Very truly yours,
/s/ Sullivan & Cromwell LLP
Exhibit 8.1
[Letterhead of Sullivan & Cromwell LLP]